Exhibit 99.1

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News Release

FOR RELEASE FRIDAY, JUNE 8, 2001

AT&T BOARD SETS WIRELESS SPLIT-OFF DATE

NEW YORK -- Marking a significant milestone in its restructuring, AT&T today announced that the split off of AT&T Wireless as a separate independent company will occur on July 9, 2001. AT&T's Board of Directors today voted to redeem AT&T Wireless tracking shares (NYSE:AWE) and convert the shares into AT&T Wireless common stock, on a one-for-one basis, on July 9. AT&T's Board also declared a special stock dividend of AT&T Wireless common stock to AT&T common stock holders of record on June 22, 2001, payable concurrently with the redemption.

The special dividend is the means through which the company will distribute approximately 1.16 billion shares of AT&T Wireless currently held by AT&T and complete the split off of AT&T Wireless. As previously announced, the distribution excludes approximately $3 billion of AT&T Wireless common stock AT&T plans to retain for later disposition.

AT&T Wireless shares will be distributed on the basis of about 1/3 of a share of AT&T Wireless for each AT&T common share outstanding. The final ratio will be determined based on the actual number of AT&T shares outstanding on the record date and the exact amount of AT&T Wireless shares retained. Following the recent completion of its Wireless exchange offer, AT&T had approximately 3.45 billion common shares outstanding.

As a result of the exchange offer and planned distribution of AT&T Wireless shares, AT&T shareowners will hold approximately 63 percent of the outstanding shares of AT&T Wireless common stock following the separation. Previously, more than $20 billion of AT&T Wireless tracking shares and tracking share equivalents were sold to new investors as part of a public offering in April 2000 and to NTT DoCoMo in January of this year. These holdings also will be redeemed and represent about 30 percent of the outstanding AT&T Wireless common stock.

AT&T shareowners will receive whole shares of AT&T Wireless and cash payments for fractional shares. As previously announced, AT&T has received a ruling from the Internal Revenue Service that the dividend to shareowners and the redemption of the tracking stock qualifies as tax-free for federal income tax purposes, except to the extent that cash is received instead of fractional shares.

The foregoing are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of AT&T.

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